Exhibit 4.3

AMENDMENT NO. 3 TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This AMENDMENT NO. 3 TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is made and entered into effective as of July 25, 2013, by and among TECHNICAL CONSUMER PRODUCTS, INC., a Delaware corporation (the “Existing Borrower”), TECHNICAL CONSUMER PRODUCTS CANADA, INC., an Ontario corporation (the “Joining Borrower” and, together with Existing Borrower, the “Borrowers” and each a “Borrower”), BOWMAN LAMPS, LLC, an Ohio limited liability company (the “Subsidiary Guarantor,” and together with the Borrowers, the “Loan Parties”), the financial institutions which are a party to the Credit Agreement referred to below (collectively, the “Lenders” and each, individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as agent for Lenders (in such capacity, the “Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Existing Borrower, the Subsidiary Guarantor, the Lenders and the Agent are parties to that certain Revolving Credit and Security Agreement, dated as of December 11, 2009 (as amended by Amendment No. 1 to Revolving Credit Agreement, dated as of December 17, 2010, among the parties thereto, Amendment No. 2 to Revolving Credit Agreement, dated as of April 28, 2011, among the parties thereto, and as further amended, restated, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Existing Borrower and the Subsidiary Guarantor have requested and Agent and Lenders have agreed to join Technical Consumer Products Canada, Inc., a subsidiary of TCP International Holdings Ltd., as a co-Borrower under the Credit Agreement and the Other Documents on the terms and subject to the conditions contained in this Amendment;

WHEREAS, certain Events of Default have or may have occurred and are or may be continuing under Section 10.2, Section 10.3(i), Section 10.5, Section 10.10 and Section 10.13 of the Credit Agreement (collectively, the “Specified Events of Default”) as a result of (i) the Existing Borrower’s failure to deliver audited financial statements of Borrowers for the fiscal year ended December 31, 2012, (ii) the Existing Borrower’s failure to deliver audited financial statements for its fiscal year ended December 31, 2011 and monthly financial statements during the years 2011, 2012, and 2013 (up to and including the monthly financial statements for the month ended June 30, 2013), in each case in compliance with the Credit Agreement, (iii) the loan made by the Existing Borrower to TCP Campus Drive, LLC, the conversion of the loan to equity and later back to a loan, (iv) any violation of the fixed charge coverage ratio covenant in Section 6.5(b) of the Credit Agreement prior to the date hereof, (v) the calculation of CMP Days Sales Outstanding, (vi) the GEO Foundation Litigation (as defined below) and/or (vii) any other event, circumstance or condition;

WHEREAS, the Loan Parties have requested that the Lenders and Agent (i) increase the Maximum Revolving Advance Amount to $40,000,000, (ii) amend certain provisions of the Credit Agreement and (iii) waive the Specified Events of Default, and subject to the terms and conditions hereof, the Lenders and Agent are willing to do so.

WHEREAS, the Loan Parties signatory hereto are entering into this Amendment with the understanding and agreement that, except as expressly provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Credit Agreement or any Other Document is being waived or modified by the terms of this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

BORROWER JOINDER

1.01 Borrower Joinder.

a. Upon the effectiveness of this Amendment, Joining Borrower joins in as, assumes the duties, obligations, indebtedness, liabilities, covenants and undertakings of, adopts the obligations, liabilities and role of and becomes a Borrower and a Loan Party under the Credit Agreement and the Other Documents. All references to “Borrower” or “the Borrower” contained in the Credit Agreement and the Other Documents are hereby deemed for all purposes to refer to “each Borrower,” “any Borrower,” “a Borrower”, or “Borrowers,” as applicable. All references to “Borrower” or “Borrowers” and to “Loan Party or “Loan Parties” contained in the Credit Agreement and the Other Documents are hereby deemed for all purposes to also refer to and include Joining Borrower as a Borrower or a Loan Party, as the case may be, and Joining Borrower hereby agrees to be bound by and to comply with all terms and conditions of the Credit Agreement and the Other Documents as if it were an original signatory to the Credit Agreement and the Other Documents in such capacities, and the Credit Agreement and the Other Documents are hereby deemed amended, as appropriate, to so provide. Without limiting the generality of the provisions of this paragraph, Joining Borrower hereby agrees that it is, and will be, jointly and severally liable as a Borrower for all Advances and other Obligations incurred prior to the date hereof by any Existing Borrower in such Existing Borrower’s capacity as a Borrower under the Credit Agreement and the Other Documents.

b. Upon the effectiveness of this Amendment, the applicable Schedules to the Credit Agreement shall hereby be replaced with the corresponding schedules attached hereto as Exhibit A (to be delivered within thirty (30) days of the date hereof).

c. Without limiting the generality of paragraphs (a) and (b) above, to secure the prompt payment and performance to Agent and each Lender of the Obligations, Joining Borrower hereby assigns, pledges and grants to Agent, for its benefit and for the ratable benefit of each Lender, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.

ARTICLE II

WAIVER OF SPECIFIED DEFAULTS

2.01 Waiver of Specified Events of Default. Subject to the terms and conditions contained herein, upon the effectiveness of this Amendment, Agent and Lenders hereby permanently waive the Specified Events of Default (“Waiver”) and waives compliance with the applicable covenants with respect thereto, provided, however that the Waiver shall in no way constitute a waiver of any other Default or Events of Default which may have occurred but which are not specifically referenced as the “Specified Events of Default,” nor shall the Waiver obligate Agent or Lenders to provide any further waiver of any other Default or Event of Default (whether similar or dissimilar, including any further Default or Event of Default resulting from a failure to comply with the terms of the Credit Agreement). Other than in respect of the Specified Events of Default, the Waiver shall not preclude the future exercise of any right, power, or privilege available to Agent or Lenders whether under the Credit Agreement, the Other Documents or otherwise. Agent and Lenders have not been advised by Borrowers of the existence of any Default or Events of Default other than the Specified Events of Default. Agent and Lenders have no actual knowledge, as of the date of this Waiver, of the existence of any Default or Events of Default other than the Specified Events of Default.

ARTICLE III

DEFINITIONS

3.01 Capitalized terms used in this Amendment are defined in the Credit Agreement, as amended hereby, unless otherwise stated.

ARTICLE IV

AMENDMENTS

Effective as of the Effective Date (as defined below):

4.01 Amendment to Section 1.2.

(a) Section 1.2 of the Credit Agreement is hereby amended by adding the following definitions in its respective proper alphabetical order, which shall read as follows:

“Amendment No. 3 Effective Date” shall mean July     , 2013.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the date of execution and delivery of this Agreement and/or such Other Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation (or the guaranty of such Swap Obligation, or the grant by such Loan Party of a security interest in the Collateral to secure such Swap Obligation) is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. If a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall only include the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal.

“GEO Foundation Litigation” shall mean, collectively, the arbitration proceeding filed by Geo Foundation Ltd. against Technical Consumer Products, Inc., relating to the license agreement between Technical Consumer Products, Inc. and Ole K. Nilssen/Geo Foundation Ltd., as patent holder, concerning the use of patents related to compact fluorescent lamps.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Body, foreign or domestic.

“Non-Qualifying Party” shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant.

“Qualified ECP Loan Party” shall mean, in respect of any Swap Obligation, (a) each Loan Party that has total assets exceeding $10,000,000 on the Eligibility Date, or (b) such other Person as is qualified to give a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Subordinated Promissory Note” shall mean that certain Promissory Note, dated as of July     , 2013, made by TCP in favor of Beacon Point Capital, LLC, in the amount of $21,510,000.

“Subordination Agreement” shall mean that certain Subordination Agreement, dated as of July     , 2013, among the Agent, Beacon Point Capital, LLC, as the subordinated party, TCP and each Additional Agent (as defined therein), as amended, modified, or supplemented from time to time.

“Swap” shall mean any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any swap.

“TCP” shall mean Technical Consumer Products, Inc.

(b) Section 1.2 of the Credit Agreement is hereby further amended by replacing the following defined terms and their respective definitions, in their entirety, as follows1:

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Margin” for Revolving Advances shall mean, as of the Amendment No. 3 Effective Date, the applicable percentage specified below:

APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
2.25%	3.25%

[1]	Certain language has been italicized in this Amendment solely for purposes of indicating new language in this Amendment.

Thereafter, effective as of the first Business Day following receipt by Agent of the final annual financial statements of Borrowers for the fiscal year ending December 31, 2012 required under Section 9.7(b), and thereafter upon receipt of the financial statements of Borrowers required under Section 9.9 for the month-end corresponding to any fiscal quarter end (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Fixed Charge Coverage Ratio for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”); provided, however, that to the extent any such adjustment would result in a reduction in the then Applicable Margin, such adjustment shall be made only if the requisite level in the table below has been met for at least two consecutive fiscal quarters:

	FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
1.	Less than 1.25 to 1.00	2.50%	3.50%
2.	Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	2.25%	3.25%
3.	Greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	2.00%	3.00%
4.	Greater than or equal to 1.75 to 1.00	1.75%	2.75%

If the Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.9 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers or for any other reason, the Agent determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus Unfinanced Capitalized Expenditures made during such period minus cash taxes paid during such period (including permitted distributions to cover taxes owing to TCP’s stockholders, so long as TCP’s subchapter S election under the Code remains in effect) plus one-time expenses relating to the Geo Foundation Litigation not to exceed $1,500,000 to (b) all Senior Debt Payments for such period.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms in writing prior to the execution thereof: (a) is documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The debts, liabilities and obligations of any Loan Party to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) of the Loan Party or Subsidiary thereof that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Loan Party and of each other Loan Party. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Sublimit” shall mean $3,500,000.

“Maximum Revolving Advance Amount” shall mean $40,000,000.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by a Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender with respect to or in connection with this Agreement, any Other Document, or any other agreement, instrument or document arising in connection herewith, therewith or otherwise relating hereto or thereto, of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to a Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including this Agreement and the Other Documents), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency Swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including, but not limited to, any and all of Borrowers’ Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and a Borrower with respect to or in connection with this Agreement, any Other Document, or any other agreement, instrument or document arising in connection herewith, therewith or otherwise relating hereto or thereto, and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of a Borrower to Agent or Lenders to perform acts or refrain from taking any action. It is understood that any obligations of a Borrower in connection with any interest or currency Swap, Hedge Liabilities, Cash Management Liabilities, future, option or other similar agreements to any Lender or an Affiliate thereof shall be deemed to relate to this Agreement and be “Obligations” hereunder. It is further understood that any obligations of a Borrower arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with a depository transfer check or other similar arrangements with Agent, any Lender or any of their Affiliates shall be deemed to relate to this Agreement and be “Obligations” hereunder. Notwithstanding anything to the contrary contained in the foregoing (including the definition of Lender-Provided Interest Rate Hedge, but subject to the final sentence of the definition of Excluded Hedge Liabilities), as to each Loan Party, the Obligations shall not include any Excluded Hedge Liabilities of such Loan Party.

“Permitted CMP Payable Amount” shall mean an amount equal to at all times after July     , 2013, $33,000,000.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent; (g) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being contested in good faith by Borrower; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (i) other Liens incidental to the conduct of Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of Borrower’s property or assets or which do not materially impair the use thereof in the operation of Borrower’s business; (j) Liens disclosed on Schedule 1.2, provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to any other property or assets of any Borrower; and (k) Liens securing the Subordinated Promissory Note.

“Senior Debt Payments” shall mean and include all cash actually expended by Borrower to make (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (c) capitalized lease payments, plus (d) payments with respect to any other Indebtedness for borrowed money (including, without limitation, any cash principal or interest payment made under the Subordinated Promissory Note), plus (e) any payments made to Holdings under the intercompany loan made by Holdings to TCP, to the extent permitted hereunder.

(c) The definition of “Eligible Receivable” is hereby amended by replacing clause (k) in its entirety with the following:

(k) the Receivables of the Customer exceed 25% of all Eligible Receivables, to the extent such Receivable exceeds such limit (it being agreed that as of the Closing Date, Receivables from Home Depot shall not exceed 40% of all Eligible Receivables);

4.02 Amendment to Section 1.3. Section 1.3 of the Credit Agreement is amended by replacing “Ohio” where it appears with “New York”.

4.03 Amendment to Section 2.1(a)(y)(ii). Section 2.1(a)(y)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii) up to the lesser of (A) 60%, subject to the provisions of Section 2.1(c) hereof, of the value of the Eligible Inventory (“Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”), (B) 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) or (C) $26,000,000 in the aggregate at any one time; provided, however, that in no event shall availability arising from Eligible Inventory in transit exceed $5,000,000, minus

4.04 Amendment to Section 2.22(a). Section 2.22(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to its senior lender in existence prior to the Closing Date, (ii) pay fees and expenses relating to this transaction, (iii) provide for its working capital needs and reimburse drawings under Letters of Credit and (iv) make scheduled payments under the Subordinated Promissory Note.

4.05 Amendment to Section 3.3(b). Section 3.3(b) of the Credit Agreement is amended by replacing “one-half of one percent (0.50%) per annum” where it appears with “0.375% per annum”.

4.06 Amendment to Section 3.4(b). Section 3.4(b) of the Credit Agreement is amended by replacing “$27,000” where it appears with “$35,000”.

4.07 Amendment to Section 5.5(c). Section 5.5(c) of the Credit Agreement is amended by replacing the second instance of “December 31, 2008” with “December 31, 2012” and inserting prior to the period the words “other than the GEO Foundation Litigation”.

4.08 Amendment to Section 5.7. Section 5.7 of the Credit Agreement is hereby amended and restated by replacing the title “O.S.H.A. and Environmental Compliance and substituting in lieu thereof “O.S.H.A; Environmental Compliance; Flood Laws”, and the following is added as new Section 5.7(d) of the Credit Agreement:

(d) All Real Property owned by Borrowers is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower. Each Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral. Each Loan Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

4.09 Amendment to Section 5.11. Section 5.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.11 Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder (provided that, for the avoidance of doubt, non-payment under the Subordinated Promissory Note expressly prohibited by the Subordination Agreement shall not constitute a “default in the payment” of such Indebtedness for purposes of this sentence).

4.10 Amendment to Section 5.12. Section 5.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.12 No Default. No Loan Party is in default in the payment or performance of any of its contractual obligations and no Default has occurred (provided that, for the avoidance of doubt, non-payment under the Subordinated Promissory Note expressly prohibited by the Subordination Agreement shall not constitute a “default in the payment or performance” of such contractual obligations for purposes of this sentence).

4.11 Amendment to Section 6.5(b). Section 6.5(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, for the four fiscal quarters then ended, a Fixed Charge Coverage Ratio for Borrowers and their consolidated Subsidiaries of not less than 1.15 to 1.0, commencing with the fiscal quarter ending September 30, 2013.

4.12 Amendment to Section 6.5(c). Section 6.5(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) CMP Covenants. Not permit the aggregate amount of the payable owing from Borrowers and their Subsidiaries to CMP at any time to be less than the Permitted CMP Payable Amount then in effect (with reporting to occur as of the end of each fiscal month, commencing with the fiscal month ending December 31, 2009).

4.13 Amendment to Section 6.10. The following is added as new Section 6.10 of the Credit Agreement:

6.10 Keepwell. Each Qualified ECP Loan Party, jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Loan Party to honor all of such Non-Qualifying Loan Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.10, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.10 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.10 constitute, and this Section 6.10 shall be deemed to constitute a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.”

4.14 Amendment to Section 7.6. Section 7.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $3,000,000 during each fiscal year, commencing with the fiscal year ending December 31, 2013.

4.15 Amendment to Section 7.8. Section 7.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (iii) Indebtedness under the CMP Subordinated Payable Documentation; (iv) Indebtedness under the Subordinated Promissory Note and (v) Indebtedness under the intercompany loan made by Holdings to TCP.

4.16 Amendment to Section 7.10. Section 7.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except (i) (x) the intercompany loan by Holdings to TCP or (y) any other transaction disclosed to the Agent, which, in each case, is in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate or (ii) transactions entered into in connection with the Restructuring.

4.17 Amendment to Section 7.21. Section 7.21 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.21 CMP Subordinated Payable. At any time permit the aggregate amount of the payable owing from Borrowers and their Subsidiaries to CMP to be less than the Permitted CMP Payable Amount then in Effect.

4.18 Amendment to Section 7.23. The following is added as new Section 7.23 of the Credit Agreement:

7.23 GEO Foundation Litigation Payments. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire (“Payment”) any Indebtedness under the Subordinated Promissory Note, except to the extent permitted thereunder and subject to the Subordination Agreement, and so long as, in the case of each Payment (a) no Event of Default or any other default or event of default under any Senior Facility (as defined in the Subordination Agreement) has occurred and is continuing or would occur after giving pro forma effect to the making of such payment(s), (b) TCP was in compliance with the financial covenants set forth in Section 6.5 of this Agreement or each other each Senior Facility (as defined in the Subordination Agreement) for the most recently ended fiscal quarter and calendar month, as applicable, after giving pro forma effect to the making of such payment(s) as if such payment were made on the last day of such prior fiscal quarter and calendar month, as applicable, and (c) TCP has delivered a pro forma Borrowing Base Certificate showing at least $3,500,000 of average daily Undrawn Availability for the sixty-day period preceding the applicable date of Payment, calculated as if such distribution had been made no later than the beginning of such sixty-day period, in form and substance reasonably satisfactory to Agent.

4.19 Amendment to Section 7.24. The following is added as new Section 7.24 of the Credit Agreement:

7.24 Payments of TCP-Holdings Intercompany Loan. At any time, directly or indirectly, pay or prepay any amount (scheduled or otherwise) owed to Holdings under the intercompany loan made by Holdings to TCP, or repurchase, redeem, retire or otherwise acquire such loan or any portion thereof, without the prior written consent of the Agent and at terms acceptable to Agent.

4.20 Amendment to Section 9.7. Section 9.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.7 Annual Financial Statements. Furnish Agent within one hundred twenty (120) days after the end of each fiscal year of Borrower and Holdings, final financial statements of Borrower (or, following the effectiveness of the Restructuring, of either Borrower or Holdings) on a consolidated basis including but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, and reported upon without qualification (as to Holdings or Borrower, as the case may be) by an independent certified public accounting firm selected by Borrower or Holdings, as the case may be, and satisfactory to Agent (the “Accountants”); provided, however, that with respect to the fiscal years ending December 31, 2011 and 2012, such financial statements shall be furnished to Agent no later than September 30, 2013. The report of the Accountants shall be accompanied by a statement of the Accountants certifying that, in connection with their audit, either no information came to their attention which to their knowledge caused them to believe that the Borrower had failed to comply with any of the terms, covenants, provisions, or conditions of any of Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 or, if such information came to their attention, specifying such information. In addition, the Borrower shall deliver a Compliance Certificate along with such reports and final statements.

4.21 Amendment to Section 9.8. The following is added as new Section 9.8 of the Credit Agreement:

9.8 Quarterly Financial Statements. Furnish Agent (A) within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of CMP on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of CMP on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

4.22 Amendment to Section 10.21. The following is added as a new Section 10.21 of the Credit Agreement:

10.21 Subordinated Promissory Note Cross Default. An event of default by TCP under the Subordinated Promissory Note other than, for the avoidance of doubt, any payments expressly prohibited by the Subordination Agreement.

4.23 Amendment to Section 10.22. The following is added as a new Section 10.22 of the Credit Agreement:

10.22 Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 15.19 hereof.

4.24 Amendment to Section 11.5. Section 11.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.5 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations (including without limitation any amounts on account of any Hedge Liabilities or Cash Management Liabilities), or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including Hedge Liabilities, Cash Management Liabilities and the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its guaranty (including sums received as a result of the exercise of remedies with respect to such guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this

Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent in a cash collateral account and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5. Monies and proceeds obtained from a Loan Party shall not be applied to its Excluded Hedge Liabilities, but appropriate adjustments shall be made with respect to amounts obtained from other Loan Parties to preserve the allocations specified above.

4.25 Amendment to Section 13.1. Section 13.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until July [     ], 2018 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (w) 2% of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the Amendment No. 3 Effective Date to and including the date immediately preceding the first anniversary of the Amendment No. 3 Effective Date, (x) 1% of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the first anniversary of the Amendment No. 3 Effective Date to and including the date immediately preceding the second anniversary of the Amendment No. 3 Effective Date, (y) 0.5% of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the second anniversary of the Amendment No. 3 Effective Date to and including the date immediately preceding the third anniversary of the Amendment No. 3 Effective Date, and (z) $0 if the Early Termination Date occurs on or after the third anniversary of the Amendment No. 3 Effective Date.

4.26 Amendment to Section 15.1. Section 15.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

15.1. Governing Law. This Agreement and any amendment prior to the Amendment No. 3 Effective Date shall be, or shall be deemed to be, governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Loan Party at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against such Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

4.27 Amendment to Section 15.18. The following is added as new Section 15.18 of the Credit Agreement:

15.18. Concerning Joint and Several Liability of Borrowers.

(a) Each of Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of each of Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of Borrowers without preferences or distinction among them.

(c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 15.18 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advance made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement (except as otherwise provided herein), notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 15.18, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 15.18, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 15.18 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 15.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 15.18 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by the Agent from time to time against any of Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 15.18 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the provisions of this Section 15.18 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(h) Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 15.18(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 15.18(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 15.18(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date) notwithstanding the payment obligations imposed on Borrowers in this Section, the failure of a Borrower to make any payment to an Excess Funding Borrower as required under this Section shall not constitute an Event of Default.

4.28 Amendment to Section 15.19. The following is added as a new Section 15.19 of the Credit Agreement:

15.19 Anti-Terrorism Laws.

(a) Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (B) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii)the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

ARTICLE V

CONDITIONS PRECEDENT; POST-CLOSING COVENANT

5.01 Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the “Effective Date”):

(a) Agent shall have received the following, each in form and substance satisfactory to Agent and its legal counsel:

(i) this Amendment duly executed by the Loan Parties and Agent;

(ii) that certain Amended and Restated Revolving Credit Note, duly executed by Borrowers in the aggregate amount of $40,000,000 (the “Amended and Restated Revolving Credit Note”);

(iii) that certain Promissory Note, dated as of July     , 2013, duly executed by TCP in favor of Beacon Point Capital, LLC, in the principal amount of $21,510,000;

(iv) that certain Subordination Agreement, dated as of July     , 2013, duly executed by the Agent, Beacon Point Capital, LLC, as the subordinated party, TCP and each Additional Agent (as defined therein), as amended, modified, or supplemented from time to time;

(v) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP as counsel to the Loan Parties, with respect to such matters as Agent shall reasonably request;

(vi) other than the GEO Foundation Litigation as previously disclosed to the Agent in writing prior to the date hereof, no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party in connection with this Amendment, the Credit Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Amendment shall have been issued by any Governmental Body;

(vii) an executed Financial Condition Certificate substantially in the form of Exhibit 8.1(k) of the Credit Agreement;

(viii) a closing certificate signed by the Chief Financial Officer of each Loan Party dated as of the date hereof, stating that (a) all representations and warranties set forth in this Amendment, the Credit Agreement and the Other Documents, after giving effect to the waiver of the Specified Events of Default and the amendments set forth in terms of this Amendment are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date, (b) each Loan Party is in compliance with all terms and provisions set forth in the Credit Agreement as amended by this Amendment and the Other Documents and on and as of the date hereof and (c) no Default or Event of Default has occurred or is continuing on the date hereof after giving effect to the waiver of the Specified Events of Default and the amendments set forth in terms of this Amendment; and

(ix) such other documents as may be reasonably requested by Agent.

(b) No Default or Event of Default shall have occurred and be continuing and no Default or Event of Default, after giving effect to the Amendment, will result from the execution, delivery or performance of this Amendment.

(c) Since December 31, 2012, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect other than the GEO Foundation Litigation.

(d) Agent shall have received payment by Borrowers of an amendment fee equal to Seventy-Five Thousand Dollars ($75,000.00), in immediately available funds, which fee shall be fully earned upon the effectiveness of this Amendment.

(e) Borrowers shall have paid all accrued and unpaid fees and expenses of the Lenders and Agent as required by Section 15.9 of the Credit Agreement (including, without limitation, the reasonable fees and expenses of outside counsel).

(f) All corporate and other proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory in form and substance to the Agent and its legal counsel.

5.02 Post-Closing Covenant. As soon as possible after the date of this Amendment, but in no case later than thirty (30) days thereafter:

(a) the Loan Parties shall make commercially reasonable efforts to enable Agent to have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles, Leasehold Interest and equipment of each Borrower and all books and records in connection therewith;

(b) the Loan Parties shall make commercially reasonable efforts to enable Agent to have reviewed all material contracts of Loan Parties, including, but not limited to, material contracts, licenses, permits, vendor supply agreements necessary to operation of Loan Parties’ business, including a review of the contracts with CMP and the documents relating to the GEO Foundation Litigation, and such contracts shall be reasonably satisfactory in all respects to Agent;

(c) the Loan Parties shall make commercially reasonable efforts to enable each document (including any Uniform Commercial Code financing statement) required by the Credit Agreement, any related agreement or under law or as reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral (except as provided in Section 4.2 of the Credit Agreement) for Joining Borrower to have been, or to be concurrently on the date of the Credit Agreement, properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested;

(d) Agent shall have received the organizational documents of each Loan Party;

(e) the Loan Parties shall make commercially reasonable efforts to enable Agent to have received good standing certificates for each Loan Party dated not more than thirty (30) days prior to the date of this Amendment, issued by the Secretary of State or other appropriate official of each Loan Party’s jurisdiction of incorporation or formation and each jurisdiction where each Loan Party’s business activities or the ownership of its properties necessitates qualification; and

(f) the Joining Borrower shall make commercially reasonable efforts to enable Agent to have received certified copies of the Joining Borrower’s casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement (with such changes required by insurer) naming Agent as loss payee, and certified copies of Loan Parties’ liability insurance policies, together with endorsements naming Agent as a co-insured or additional insured.

ARTICLE VI

RATIFICATIONS, REPRESENTATIONS AND WARRANTIES

6.01 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and the Other Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the Other Documents are ratified and confirmed and shall continue in full force and effect. Each Loan Party, Agent and the Lenders agree that the Credit Agreement and the Other Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.02 Representations and Warranties. Each Loan Party hereby represents and warrants to the Lenders and Agent that, after giving effect to the waiver of the Specified Events of Default and the amendments set forth in this Amendment, (a) the execution, delivery and performance of this Amendment and any and all Other Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate or limited liability company action on the part of such Loan Party and will not violate the certificate of incorporation, bylaws or applicable organization or governing documents of such Loan Party; (b) the signatories executing this Amendment, the Amended and Restated Revolving Credit Note and any certificate or other document or instrument to be delivered pursuant thereto by or on behalf of such Loan Party are authorized to execute this Amendment, the Amended and Restated Revolving Credit Note, and each other document executed in connection therewith; (c) the representations and warranties contained herein shall be true and correct in all material respects as of the date hereof and, after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the Other Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; (d) after giving effect to this Amendment, no Default or Event of Default under the Credit Agreement has occurred and is continuing; and (e) no Loan Party has amended its certificate of incorporation, bylaws or applicable organization or governing documents other than such amendments which have been delivered to the Lenders and Agent.

6.03 Nonwaiver. Subject to Section 2.01 of this Amendment, the execution, delivery, performance and effectiveness of this Amendment shall not, operate nor be deemed to be nor construed as a waiver (i) of any right, power or remedy of the Agent or any of the Lenders under the Credit Agreement, nor (ii) of any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other documentation executed in connection therewith. Further, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Event of Default under the Credit Agreement.

6.04 Reference to and Effect on the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended hereby

6.05 Claims and Defenses. As of the date of this Amendment, no Loan Party has any defenses, claims, counterclaims or setoffs with respect to the Credit Agreement or its Obligations thereunder or with respect to any actions of the Agent or any Lender or any of its officers, directors, shareholders, employees, agents or attorneys, and each Loan Party irrevocably and absolutely waives any such defenses, claims, counterclaims and setoffs with respect to causes of action existing as of the date hereof and releases the Agent and each of the Lenders and each of their respective officers, directors, shareholders, employees, agents and attorneys from the same.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.01 Survival of Representations and Warranties. All representations and warranties made in the Credit Agreement and the Other Documents as amended by this Amendment shall survive the execution and delivery of this Amendment and the Other Documents and no investigation by the Lenders or Agent shall affect the representations and warranties or the right of the Lenders or Agent to rely upon them.

7.02 Reference to Credit Agreement. Each of the Credit Agreement and the Other Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in the Credit Agreement and such Other Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

7.03 Successors and Assigns. This Amendment shall constitute an Other Document and is binding upon and shall inure to the benefit of the Lenders, Agent and each Loan Party and their respective successors and permitted assigns, except that the Loan Parties may not assign or transfer any of their rights or obligations permitted hereunder without the prior written consent of Agent and each Lender.

Governing Law. THIS AMENDMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAW WHICH WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.

7.04 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

7.05 Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which when so executed shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be equally effective as delivery of a manually executed counterpart of this Amendment.

7.06 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

7.07 Further Assurances. The Loan Parties shall execute and deliver to Lenders and Agent from time to time such supplemental agreements, documents, statements, assignments, transfers, or such other instruments as the Required Lenders and Agent may reasonably request, in order that the full intent of the Credit Agreement and this Amendment may be carried into effect.

7.08 Final Agreement. THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT SHALL BE MADE, EXCEPT IN ACCORDANCE WITH SECTION 15.2 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.

TECHNICAL CONSUMER PRODUCTS, INC.

By:	/s/ Valarie Campbell
Name:	Valarie Campbell
Title:	CFO

BOWMAN LAMPS, LLC

By:	/s/ Valarie Campbell
Name:	Valarie Campbell
Title:	CFO

TECHNICAL CONSUMER PRODUCTS CANADA, INC.

By:	/s/ Valarie Campbell
Name:	Valarie Campbell
Title:	CFO

PNC BANK, NATIONAL ASSOCIATION,
as Agent and Lender

By:	/s/ Dean Newman
Name:	Dean W. Newman
Title:	Vice President

Commitment Percentage: 100%

Signature Page to Amendment No. 3 to Revolving Credit and Security Agreement